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                                                                    EXHIBIT 12.1


RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

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                                                                                                          Nine Months Ended
                                                      Years Ended August 31,                                   May 31,
                               ------------------------------------------------------------------------------------------------
                                   1993        1994         1995           1996           1997          1997          1998
                               ------------------------------------------------------------------------------------------------
Pretax income                   $119,516        $132,198     $150,497       $161,848      $179,078      $118,335     $124,379
Fixed charges
  Interest expense                 5,813           4,996        4,431          4,903         6,124         4,646        4,688
  Capitalized debt cost
  Interest portion of rent
   expense                         3,743           3,528        3,869          3,636         3,776         2,832        3,418
                                   -----           -----        -----          -----         -----         -----        -----
     Total fixed charges           9,556           8,524        8,300          8,539         9,900         7,478        8,106
Earnings before fixed charges   $129,072        $140,722     $158,797       $170,387      $188,978      $125,813     $132,485
                                ========        ========     ========       ========      ========      ========     ========
Ratio of earnings to fixed
 charges                           13.51           16.51        19.13          19.95         19.09         16.82        16.34
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